EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2013

Contact: Paul Richins	October 24, 2013
(801) 566-1200

Salt Lake City, Utah - In the third calendar quarter (3Q) and first nine months (9M) of 2013, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	3Q (July – September)	9M (January – September)
Sales:	(4%)	(4%)
Gross Profit:	(8%)	(5%)
Operating Income:	(7%)	(3%)
Net Income:	(6%)	-
Earnings Per Share:	(7%)	(1%)

Earnings per share for the most recent twelve months (TTM) were $2.71.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes plus interest expense were $18,189. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

UTMD achieved the following profit margins in 3Q 2013 and 9M 2013 compared to 3Q 2012 and 9M 2012:

	3Q 2013 (Jul – Sep)	3Q 2012 (Jul – Sep)	9M 2013 (Jan – Sep)	9M 2012 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	59.3%	61.7%	60.1%	60.8%
Operating Profit Margin (operating profits/ sales):	36.5%	37.8%	37.1%	36.7%
Net Profit Margin (profit after taxes/ sales):	25.6%	25.9%	26.1%	24.9%

Income Statement Summary.
Due to quarter-to-quarter fluctuation in sales to distributors, the comparison of 2013 quarterly income statement results with the prior year have varied. For example, excluding sales to Cooper Surgical, UTMD’s distributor of the Filshie Clip System in the U.S., 3Q 2013 consolidated sales were 1% higher than in 3Q 2012.  Excluding, in addition, the negative impact of a stronger U.S. Dollar [USD or $] relative to the Australian Dollar [AUD] and the British Pound [GBP], total consolidated 3Q 2013 sales would have been up 2.4% compared to 3Q 2012 (in contrast to down 4.4%).

Total consolidated sales in 3Q 2013 were consistent with the prior quarter 2Q 2013, but UTMD’s gross profit was $100 less due to a less favorable product mix, and a substantial decline in the value of the AUD relative to the USD. A decline in the AUD has a “double-whammy” effect on UTMD’s gross profits because USD-denominated sales decline, while variable direct material costs go up because Femcare-Australia is a distributor of UTMD finished devices purchased at fixed USD or British Pound [GBP] prices.

Net income for 9M year-to-date 2013 was slightly higher than for 9M 2012, because operating profit and net income margins were higher than in the prior year.

Shareholders may recall UTMD’s guidance for 2013 provided in its year-end December 31, 2012 SEC Form 10-K, as follows:
“In summary, management expects revenues and net income in 2013 to decline about 2%, and gross profit, operating income, EBT and EPS to be down about 3% compared to 2012.”

Anticipating that 4Q may be the lowest quarter in 2013 sales, as was the case in 2012, and based on 9M 2013 actual results, the Company now expects consolidated sales and gross profits for the 2013 year to be down 4% to 5% compared to 2012.  However, UTMD expects to exceed its 2013 plan for EBT, net income and EPS.

According to CEO Kevin Cornwell,
“After an outstanding financial performance year in 2012, UTMD expected a slightly negative comparison in 2013 particularly because of a difficult environment for medical device companies in the U.S.  However, we did not factor in a stronger USD in making our projections. After the first nine months of 2013, although some sales categories and gross profit margins are lagging our beginning projections, profits from excellent operational performance are exceeding plan to the point that UTMD management now expects to be able to match last year’s outstanding net income and EPS, instead of being down 3% as initially projected.”

Sales.  The global consolidated sales comparisons of 3Q 2013 to 3Q 2012 and 9M 2013 to 9M 2012 were substantially affected by the currency exchange impact of a stronger USD relative to the AUD and the GBP. The AUD was 12% weaker in the 3Q 2013 compared to 3Q 2012, and 5.4% weaker for 9M 2013. The GBP was 2% weaker in the 3Q 2013 compared to 3Q 2012 and 2.1% weaker for 9M 2013.  If the same AUD and GBP currency exchange rates in 2012 were applied to 3Q and 9M 2013, sales would have been $145 higher in 3Q 2013 and $257 higher in 9M 2013.

In contrast, the Euro was about 5% stronger relative to the USD in 3Q 2013 compared to 3Q 2012, and about 2% stronger for 9M 2013.  If Euro currency exchange rates in 2013 had been the same as in 2012, sales would have been about $52 lower in 3Q 2013, and about $57 lower in 9M 2013.

At the beginning of 2013, sales of Femcare’s Filshie Clip System devices to Cooper Surgical Inc. for distribution in the U.S. were projected to be $650 lower in 2013.  Sales of Femcare’s Filshie Clip System devices to Cooper Surgical Inc. were 49% lower ($540) in 3Q 2013 than in 3Q 2012, and 20% lower ($673) in 9M 2013 than in 9M 2012. Filshie Clip System sales to Cooper were 12% of total domestic sales in 3Q 2013 compared to 22% in 3Q 2012. Filshie Clip System sales to Cooper were 19% of total domestic sales in 9M 2013 compared to 22% in 9M 2012. Excluding sales of Femcare’s Filshie Clip System devices to Cooper, U.S. domestic sales were 1% lower in 3Q 2013 than in 3Q 2012, and 4% lower in 9M 2013 than in 9M 2012.

Consolidated international sales in 3Q 2013 were up 2% despite the negative impact of a stronger USD.  For 9M 2013, international sales were down 1%.  International sales were 55% of total consolidated 3Q 2013 sales, and 53% of 9M 2013 sales, compared to 51% in both 3Q 2012 and 9M 2012.  UK subsidiary USD-denominated sales were 40% of total international sales in 3Q 2013 compared to 41% in 3Q 2012, and 41% in 9M 2013 compared to 44% in 9M 2012. Australia subsidiary USD-denominated sales were 15% of total international sales in both 3Q 2013 and 9M 2013 compared to 16% in both 3Q 2012 and 9M 2012.  Ireland subsidiary USD-denominated sales were 21% of total international sales in 3Q 2013 compared to 16% in 3Q 2012, and 21% in 9M 2013 compared to 17% in 9M 2012.

In product categories, 3Q 2013 blood pressure monitoring device/ components (BPM) sales were up 4%, neonatal device sales were down 1%, gynecology/ electrosurgery device sales were down 7% and obstetrics device sales were down 5%.  For 9M 2013 compared to 9M 2012 consolidated global sales in product categories, BPM sales were up 3%, neonatal device sales were down 8%, gynecology/ electrosurgery device sales were down 5% and obstetrics device sales were down 5%.

Gross Profit.  UTMD’s consolidated gross profit margin (GPM), gross profits divided by sales, was 2.4 percentage points lower in 3Q 2013 than in 3Q 2012.  This was due primarily to two factors: 1) an unfavorable product mix, as BPM products, which sales were up, have significantly lower GPMs than the other product categories, which sales were down, and 2) a significantly weaker AUD compared to the USD.  As Femcare-Australia purchases its products from UTMD’s other subsidiaries in their respective currencies, Femcare-Australia’s GPM was down 3.9 percentage points compared to 3Q 2012. UTMD’s consolidated GPM for 9M 2013 was 60.1% compared to 60.8% in 9M 2012.  This reduced GPM is consistent with management’s expectation for 2013 described in the 2012 SEC Form 10-K.

Operating Income. UTMD’s 3Q 2013 operating profit margin (OPM) was 1.2 percentage points lower than in 3Q 2012 because of the lower 3Q 2013 GPM. The year-to-date 9M 2013 OPM, however, improved slightly compared to 9M 2012 because of $650 lower operating expenses in 9M 2013 than in 9M 2012. About 89% ($577) of the 9M operating expense decline was in general and administrative (G&A) expenses. Operating expenses in 3Q 2013 were $232 lower than in 3Q 2012. About 94% ($217) of the 3Q decline was in G&A expenses.  G&A expenses declined primarily as a result of 1) further consolidation of overhead resources in the UK and AUS, 2) lower litigation expenses, and 3) the weaker GBP and AUD. In contrast to the negative impact on sales, the currency exchange resulting from a stronger USD had a positive impact on consolidated operating expenses (in contrast to cost of goods sold) from UTMD’s UK and Australia subsidiaries.

Earnings before Tax (EBT).  EBT benefited from lower interest expense as a result of repaying the debt obtained to help acquire Femcare in March 2011. Interest expense in 3Q and 9M 2013 was $104 and $339, respectively, compared to $157 and $516 in the same periods of 2012.

Net Income. UTMD’s net income decreased $150 in 3Q 2013, and increased $28 in 9M 2013 compared to the same periods in the prior year. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 3Q 2013 and 9M 2013 net profit margins (NPMs), net income divided by sales, remained excellent at 25.6% and 26.1% for 3Q and 9M 2013, respectively, compared to 25.9% and 24.9% for 3Q 2012 and 9M 2012, respectively. UTMD’s consolidated tax provision, as a percentage of EBT, was 28.1% and 27.8% for 3Q and 9M 2013, respectively, compared to 29.3% and 29.5% for 3Q 2012 and 9M 2012.  The lower rates in 2013 were due to a corporate income tax rate reduction of one percentage point in the UK, and an increase in profits in Ireland, which has the lowest corporate income tax rate.

Earnings per share (EPS).  UTMD’s 3Q 2013 EPS decreased 5.0 cents (7%) compared to 3Q 2012 primarily as a result of lower operating income. Shares outstanding used to calculate 3Q 2013 EPS increased to 3,781,389 from 3,725,538 in 3Q 2012.  For 9M 2013, EPS decreased 2.9 cents (1%) compared to 9M 2012.  Since 9M 2013 net income was slightly higher than in 9M 2012, the 9M 2013 EPS decrease was due solely to an increase in diluted shares outstanding. Diluted shares used to calculate 9M 2013 EPS increased to 3,770,886 from 3,705,992 in 9M 2012. The increases in both periods were due to a much higher average share price in the stock market during 2013 compared to the prior year, and exercises of employee/ director stock options. The Company has not repurchased any of its shares to date in 2013.  The same was true in 2012. Notwithstanding, the Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 3Q 2013 was $59.44 compared to $36.05 at the end of calendar year 2012, and $33.99 at the end of 3Q 2012.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2013 and 9M 2013 consolidated earnings before taxes plus interest expense were $4,479 and $13,723 respectively.

UTMD’s September 30, 2013 balance sheet is substantially stronger than one year earlier. Stockholders’ Equity is up $8.4 million (17%) after payment of another $3.6 million in cash dividends to shareholders.  Cash balances are up $4.6 million after reduction of loan principal by another $4.9 million.  Debt incurred in March 2011 to help finance the Femcare acquisition was $26,934. As of September 30, 2013, the remaining debt balance was $9,972. In ten calendar quarters, UTMD has repaid 63% of the acquisition debt. 9M 2013 capital expenditures were $222, less than depreciation of fixed assets by $237.

Key balance sheet changes as of September 30, 2013 from December 31, 2012 follow:

[Million $$]
Cash & Investments:	+5.0
Receivables & Inventory:	+0.9
Intangible Assets (net):	(2.2)
Notes Payable:	(3.0)
Stockholders’ Equity:	+6.1

Financial ratios as of September 30, 2013 follow:
1)  Current Ratio (including the current portion of loans) = 2.7
2)  Days in Receivables (based on 3Q sales activity) = 39
3) Average Inventory Turns (based on 3Q CGS) = 3.6
4) Year-to-Date ROE = 20% (prior to dividend payments)
     = 13% (after accrual of shareholder dividends)

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 46,347 in 3Q 2013 compared to 36,483 in 3Q 2012, and 46,966 in 9M 2013 compared to 33,917 in 9M 2012.  The actual number of outstanding shares at the end of 3Q 2013 was 3,737,700 which included additional shares from 3Q 2013 employee option exercises of 9,470 shares.  The total number of outstanding unexercised options at September 30, 2013 was 98,100 shares at an average exercise price of $27.36/ share, including shares awarded but not vested.  This compares to 169,000 option shares outstanding at the end of 3Q 2012 at an average exercise price of $25.84/ share. No option shares have been awarded to date in 2013.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, increased government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2013 will be filed with the SEC by November 12.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):
	3Q 2013	3Q 2012	Percent Change
Net Sales	$10,032	$10,489	(4.4%)
Gross Profit	5,949	6,477	(8.1%)
Operating Income	3,665	3,960	(7.4%)
Income Before Tax	3,577	3,849	(7.1%)
Net Income	2,571	2,721	(5.5%)
Earnings Per Share	$0.680	$0.730	(6.9%)
Shares Outstanding (diluted)	3,781	3,726

INCOME STATEMENT, Nine Months (9 months ended September 30)
(in thousands except earnings per share):
	9M 2013	9M 2012	Percent Change
Net Sales	$30,408	$31,719	(4.1%)
Gross Profit	18,279	19,286	(5.2%)
Operating Income	11,269	11,627	(3.1%)
Income Before Tax	10,991	11,215	(2.0%)
Net Income	7,938	7,910	+ 0.4%
Earnings Per Share	$2.105	$2.134	(1.4%)
Shares Outstanding (diluted)	3,771	3,706

BALANCE SHEET
(in thousands)	(unaudited) SEP 30, 2013	(unaudited) JUN 30, 2013	(audited) DEC 31, 2012	(unaudited) SEP 30, 2012
Assets
Cash & Investments	$13,922	$11,437	$8,913	$9,369
Accounts & Other Receivables, Net	4,963	5,673	4,341	5,037
Inventories	4,660	4,367	4,353	4,707
Other Current Assets	986	812	928	944
Total Current Assets	24,531	22,289	18,535	20,057
Property & Equipment, Net	8,279	8,155	8,428	8,449
Intangible Assets, Net	47,789	45,985	49,972	50,297
Total Assets	$80,599	$76,429	$76,935	$78,803
Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,240	$4,773	$3,821	$5,965
Current Portion of Notes Payable	3,989	3,834	4,002	5,450
Total Current Liabilities	9,229	8,607	7,823	11,415
Notes Payable (excluding current portion)	5,983	6,709	9,003	9,415
Other LT Liabilities	-	-	363	450
Deferred Tax Liability – Intangible	7,433	7,583	7,890	8,053
Deferred Income Taxes	878	889	884	760
Shareholders’ Equity	57,076	52,641	50,972	48,710
Total Liabilities & Shareholders’ Equity	$80,599	$76,429	$76,935	$78,803